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                                                                     EXHIBIT 4.5

                             Amended and Restated
                           PathoGenesis Corporation
                        1999 EMPLOYEE STOCK OPTION PLAN
                      (As amended through April 6, 2000)


     1. Purpose. The PathoGenesis Corporation 1999 Employee Stock Option Plan (the "Plan") is intended to promote the interests of PathoGenesis Corporation ("PathoGenesis") and its shareholders by providing employees (other than any employee who is an officer or director of PathoGenesis), consultants, independent contractors and other agents of the Company (as defined below) with appropriate incentives and rewards to attract and retain their services and to encourage them to acquire a proprietary interest in the long-term success of the Company. This Plan provides for the granting of stock options that are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code.

     2.  Definitions.  As used in the Plan:

     (a) "Agreement" shall mean a written agreement between PathoGenesis and a Participant evidencing an Option.

     (b) "Board" shall mean the board of directors of PathoGenesis.

     (c) "Committee" shall mean the Compensation and Nominating Committee of the Board or such other committee as the Board may authorize to administer the Plan.

     (d) "Common Stock" shall mean common stock, par value $.001 per share, of PathoGenesis, or any security substituted for such stock pursuant to Section 3.2.

     (e) "Company" shall mean PathoGenesis and shall include any business entity that controls, is controlled by, or is under common control with, PathoGenesis.

     (f) "Fair Market Value" per share of Common Stock shall mean (1) the closing sale price per share of Common Stock on the national securities exchange on which such stock is principally traded for the date in question on which there was a reported sale of such stock on such exchange (or, if no sales of Common Stock were made on that date, the closing sale price as reported for the most recent preceding day on which there was a reported sale of such stock), or
(2) if the Common Stock is not then traded on a national securities exchange, the closing sale price per share of Common Stock as reported on the Nasdaq Stock Market for the date in question (or, if no sales of Common Stock were made on that date, the closing sale price as reported for the most recent preceding day on which there was a reported sale of such stock), or (3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise readily ascertainable, such value as determined by the Committee in good faith.

     (g) "Option" shall mean a stock option to purchase shares of Common Stock granted under the Plan and shall be "non-qualified" for purposes of Section 421 or 422 of the Internal Revenue Code.

     (h) "Participant" shall mean the recipient of a grant of an Option under the Plan or, upon such recipient's death, his or her successors, heirs, executors or administrators, as the case may be.
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     (i) "Securities Act" shall mean the Securities Act of 1933, as amended.

     3.  Shares Subject to the Plan.

     3.1 Shares Available. The maximum number of shares of Common Stock reserved for issuance under the Plan shall be equal to the sum (subject to adjustment as provided herein) of: (i) 1,400,000 shares and (ii) shares (a) purchased or acquired by PathoGenesis using amounts equivalent to the cash proceeds received by PathoGenesis or (b) tendered to or withheld by PathoGenesis, in either case (ii)(a) or (ii)(b) in connection with the exercise of Options granted under this Plan. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in PathoGenesis' treasury. For purposes of determining the number of shares of Common Stock issued under the Plan, no shares shall be deemed issued until they are actually delivered to a Participant, or such other person in accordance with Section 13. Shares covered by Options granted under the Plan that either wholly or in part are not earned, or that expire or are forfeited, terminated, cancelled or exchanged for other Options, shall be available for future issuance under the Plan.

     3.2 Adjustment to Reflect Capital Changes. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate action or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (a) the number and kind of securities that may then be issued in connection with Options, (b) the number and kind of securities issued or issuable in respect of outstanding Options, (c) the option exercise price relating to any Option, and (d) the maximum number of shares issuable under the Plan.

     4.  Administration of the Plan.

     4.1 The Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to and not inconsistent with the express provisions of the Plan, to (a) select persons to whom Options from time to time may be granted under the Plan, (b) determine the number of shares of Common Stock to be covered by each Option granted, (c) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Option granted, (d) determine whether, to what extent and under what circumstances Options may be cancelled or suspended, (e) interpret and administer the Plan and any instrument or agreement entered into under the Plan,
(f) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (g) make any other determination and take any other action that it deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all interested parties. A majority vote of the members of the Committee present at a meeting of the Committee may determine its actions. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made at a meeting duly called and held.

     4.2 Delegation. The Committee may delegate to the Chief Executive Officer of the PathoGenesis (or to such other officer or officers of PathoGenesis as the Chief Executive Officer may designate, acting under his supervision), subject to such limitations as the Committee may determine, the right to grant Options to eligible Participants; provided, however,

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that no Option shall be granted pursuant to such delegation to any person to whom the Committee could not have granted an Option.

     5. Eligibility. The Committee shall have sole discretion to determine persons who shall be eligible to participate in the Plan. Unless otherwise determined by the Committee, all regular full-time employees in permanent positions (other than any employee who is an officer or director of PathoGenesis), consultants, independent contractors and other agents of the Company shall be eligible to receive grants under the Plan.

     6.  Terms and Conditions of Options.

     6.1 Agreements. Each Option shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Option, a Participant thereby agrees that the Option shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

     6.2 Exercise Price. Each Agreement shall set forth the option exercise price payable by the Participant to PathoGenesis upon exercise of the Option. The exercise price per share shall be determined by the Committee; provided, however, that the exercise price shall in no event be less than the Fair Market Value per share of Common Stock on the date of grant.

     6.3 Replenishment Options. The Committee shall have the authority to specify, at or after the time of grant, that a Participant shall be granted a new Option (a "Replenishment Option") for a number of shares equal to the number of shares surrendered by the Participant upon exercise of all or a part of a stock option, subject to the availability of shares of Common Stock under the Plan at the time of such exercise. Each Replenishment Option shall cover a number of shares of Common Stock equal to the number of shares of Common Stock surrendered in payment of the exercise price under the original Option or withheld (and, if so determined by the Committee, to satisfy tax withholding obligations) resulting from the exercise of the original Option, shall have an option exercise price per share equal to the Fair Market Value per share of Common Stock on the date of grant of such Replenishment Option, shall expire on the stated expiration date of the original Option, and shall be subject to such conditions as may be specified by the Committee in its discretion, subject to the terms of the Plan.

     7.  Exercise of An Option.

     7.1 Exercising An Option; Payment of Exercise Price. A Participant may exercise an Option for all or any portion of the shares as to which the Option is exercisable. In its sole discretion, the Committee may establish from time to time administrative procedures, consistent with the Plan, for the exercise of Options. A Participant exercising an Option shall pay in full the exercise price in cash at the time of the exercise or, to the extent permitted by law and as permitted by the Committee from time to time, by other means, including (i) tendering Common Stock (which, if not purchased on the open market, the Participant must have held for at least six months), (ii) authorizing a third party to sell shares (or a sufficient portion thereof) acquired upon exercise of the Option and to remit to PathoGenesis a sufficient portion of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iii) any combination of (i) and (ii). The Committee shall determine acceptable methods of tendering Common Stock to exercise an Option as it deems appropriate. For the purpose of assisting an optionee to exercise an Option, the

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Company may make loans to the optionee on such terms and conditions as the
Committee may authorize.

     7.2 Withholding Tax. Whenever cash is to be paid pursuant to an Option, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Option, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. The Committee may require a Participant to, or with the approval of the Committee a Participant may, satisfy the foregoing requirement by electing to have PathoGenesis withhold from delivery shares of Common Stock having a value equal to the amount of tax to be withheld, which shall not exceed the amount computed at the minimum required withholding rate. Such shares shall be valued at the Fair Market Value per share of Common Stock on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares of Common Stock to be delivered pursuant to an Option.

     8. Rights As Shareholder. No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Option until the date of issuance of a stock certificate for such shares. Except as otherwise expressly provided in Section 3.3, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

     9. No Special Employment Rights; No Right to Option Grants. Nothing contained in the Plan or any Agreement shall confer upon any Participant any right to the continuation of employment or engagement by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment or engagement agreement, at any time to terminate the relationship or to increase or decrease the compensation of the Participant. No person shall have any right to receive an Option hereunder, and there is no obligation for uniformity of treatment for Participants. The Committee's granting of an Option to a Participant at any time shall neither require the Committee to grant any other Option to such Participant or any other person at any time, or preclude the Committee from making subsequent grants to such Participant or any other person.

     10.  Securities Law Matters.

     10.1 Registration of Securities; Issuance of Certificates. PathoGenesis shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, PathoGenesis shall not be obliged to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until PathoGenesis is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such certificates make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

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     10.2  Deferred Issuance or Transfer.  The transfer of any shares of Common
Stock hereunder shall be effective only at such time as counsel to PathoGenesis shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of the Common Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain a refund of any amount paid with respect thereto.

     11. Amendment or Termination. The Board may, at any time, amend, suspend or terminate the Plan, provided that no such amendment, suspension or termination shall be made without the consent of the affected Participant, if such action would impair the rights of the Participant under any outstanding Option.

     The Committee may amend the terms of any outstanding Option, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding any provision of the Plan, the Committee may not amend the terms of any Option to reduce the option exercise price.

     12. Grants to Foreign Nationals. Options may be granted to employees, consultants, independent contractors and other agents who are foreign nationals or employed outside the United states, or both, on such terms and conditions different from those applicable to grants to Participants in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Options in order to minimize PathoGenesis' obligation with respect to tax equalization for employees on assignments outside their home country.

     13. Transfers of Options. Unless otherwise determined by the Committee and set forth in the Agreement, no Option granted under the Plan shall be assignable, transferable or payable to or exercisable by anyone other than the Participant to whom it was granted, except for transfer to the estate of or successors to a Participant upon his or her death.

     14. Expenses and Receipts. The expenses of the Plan shall be paid by PathoGenesis. Any proceeds received by PathoGenesis in connection with any Option will be used for general corporate purposes.

     15. Effective Date and Term of Plan. The Plan shall become effective on the date it is adopted by the Board. The Plan shall remain in effect in accordance with its terms, unless amended or terminated by the Board. Options outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

     16. Applicable Law. Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

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     17.  No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     18. Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.


     Approved by the Board of Directors on April 13, 1999.

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